Exhibit 10.1

English summary of a Lease Agreement, dated September 17, 2009, by and between the Israeli Land Authority, as landlord (the "Landlord"), and Enzymotec Ltd. (the "Company"), as tenant (the "Lease").

•	Premises Covered by the Lease: Under the Lease, approximately 10,000 square meters (or 107,600 square feet) of land is leased (the "Premises"). The Premises is located in the Jezreel Valley Regional Council, Israel.

•	Permitted Use of Lease Premises: Industrial and manufacturing.

•	Payment: NIS 1,800,000.00, paid in advance for the full duration of the lease.

•	Terms of Lease: The term of the Lease is set retroactively from the day the transaction was initially approved, May 9, 2007 and terminates on May 8, 2056. The Company was granted an option to extend the term of the Lease for an additional period of 49 years from the date of termination of the initial Lease.

•	Termination: The Landlord is entitled to terminate the Lease in the event that the Company has not completed the construction of the facilities, on a scale of no less than 4,000 square meters on the Premises by the first anniversary of the signing of the Lease, being September 17, 2010. The Company completed the building facilities by said date and therefore the Landlord's termination option was cancelled.

•	Modifications to the Premises: The Company may build facilities with a square meterage equal to up to 70% of the Premises' square meterage in up to four stories above ground level (the "Built Area"). Of the Built Area, 50% may be designated as the main activity area and the remaining 20% as ancillary services area. In addition the Company may build underground parking under the Built Area without any meter age limitation.